Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522

Beijing • Shanghai • Shenzhen • Hong Kong

www.hankunlaw.com

Date: April 16, 2021

VIPSHOP HOLDINGS LIMITED

128 Dingxin Road,

Haizhu District, Guangzhou 510220

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm in Vipshop Holdings Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2020, which will be filed by Vipshop Holdings Limited on April 16, 2021 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements (No. 333-181559, No. 333-199515, and 333-222218) on Form S-8.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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